----------------------------------------------------- ------ -------------------
PROSPECTUS SUPPLEMENT No. 2              Registration Statement on Form S-3 (No.
(To Prospectus dated July 20, 1998,                                   333-58799)
as previously                                   Filed Pursuant to Rule 424(b)(5)
supplemented by Prospectus Supplement
dated March 14, 2001)
----------------------------------------------------- ------ -------------------
                              HOME PROPERTIES, INC.
                            DIVIDEND REINVESTMENT AND
                           DIRECT STOCK PURCHASE PLAN

This  supplements  the  Prospectus  of  Home  Properties,  Inc.,  formerly  Home
Properties of New York, Inc. ("Home Properties" or the "Company") dated July 20,
1998, as previously supplemented by Prospectus Supplement dated March 14,  2001.
The  aggregate  number of shares of  Common  Stock  available  under the Plan is
12,400,000 shares. As of the date of this Prospectus Supplement, an aggregate of
12,387,972 shares have been purchased through the Plan.

The Prospectus is further amended as follows:

a.   Effective immediately, the name Home Properties of New York, Inc., shall be revised to Home Properties,  Inc. in all places in the Prospectus where the name Home  Properties  of New York,  Inc. is used.  Home  Properties of New
     York, Inc. has changed its name to Home Properties, Inc.

b.   Effective as of December 10, 2004,  in all places in the  Prospectus  where the  percentage  of 97% is used to  refer  to the  percentage  of the  plan purchase price that participants pay for their shares, the percentage shall be  changed  to  100%.  This  change  appears  on  pages  3, 4 and 5 of the
     Prospectus.

c.   On page 13 of the  Prospectus,  the documents  incorporated by reference is amended to read as follows:

     Annual Report on Form 10-K for the year ended December 31, 2003.

     Quarterly  Reports on Form 10-Q for the quarters  ending March 31, 2004 and
     June 30, 2004.  Current Reports on Form 8-K and Form 8-K/A, April 30, 2004,
     May 4, 2004, August 6, 2004, and August 12, 2004.

     Home Properties Proxy Statement dated March 30, 2004.

d.   On the back cover of the  prospectus,  the  information  regarding the plan agent is amended to reflect  that the e-mail  address  for Mellon  Investor
     Services is now www.melloninvestor.com. The information reads as follows:

     Plan Agent:
                  Mellon Bank, N.A.
                  Mellon Investor Services
                  P.O. Box 3338
                  South Hackensack, New Jersey 07606-1938
                  Phone:  888-245-0458
                  E-mail:  www.melloninvestor.com

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
REGULATOR HAS APPROVE OR DISAPPROVED  OF THESE  SECURITIES OR DETERMINED IF THIS
PROSPECTUS,  DATED JULY 20, 1998 AS AMENDED BY  SUPPLEMENT  DATED MARCH 14, 2001
AND THIS SUPPLEMENT IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

              This Prospectus Supplement is dated November 4, 2004.

PROSPECTUS SUPPLEMENT
DATED MARCH 14, 2001

                        HOME PROPERTIES OF NEW YORK, INC.
                            DIVIDEND REINVESTMENT AND
                           DIRECT STOCK PURCHASE PLAN

This  supplements  the Prospectus of Home  Properties of New York,  Inc.  ("Home
Properties"  or the  "Company")  dated July 20, 1998. The Board of Directors has increased  the number of shares of Common Stock which are available for purchase under the Home Properties of New York,  Inc.  Dividend  Reinvestment  and Direct
Stock  Purchase  Plan  with  optional  cash  payments  by  1,800,000  shares  to
10,250,000 shares and with dividend  reinvestment by 750,000 shares to 2,150,000 shares.  Home  Properties  will  receive  the  proceeds of the sale of the newly issued  shares of Common Stock.  The aggregate  number of shares of Common Stock available  under the Plan is increased to 12,400,000  shares.  As of the date of this Prospectus Supplement, an aggregate of 8,262,077 shares have been purchased through  voluntary  cash  purchases  and  1,283,417  shares have been  purchased through the dividend reinvestment feature of the Plan.

The Prospectus is further amended as follows:

a.   Effective as of April 10, 2001, in all places in the  Prospectus  where the percentage  of 97% is used to refer to the  percentage of the plan purchase price that  participants  pay for their  shares,  the  percentage  shall be changed to 98%. This change appears on pages 3, 4 and 5 of the  Prospectus.

b.   Effective as of April 10, 2001, in all places where the maximum  investment that can be made  without  Home  Properties'  prior  approval  is listed as
     $5,000 that maximum  investment amount is reduced to $1,000. The investment range for optional cash purchases that can be made without Home Properties'
     prior approval is from $50 to $1,000.  Waiver purchases greater than $1,000 may receive a discount between 0% and 3% from the plan purchase price.

c.   One page 5 of the Prospectus, the following language is substituted for the italicized  language to clarify that the 5% discount  limitation applies to all purchases under the Plan. The paragraph reads as follows:

     Important:  According to Internal  Revenue Service  guidelines,  the actual discount you receive on shares  purchased  may not exceed 5% of the one-day
     New York Stock Exchange trading average on the purchase date, including any fees or commissions paid on your behalf by Home Properties or the agent for the plan.  The agent for the plan will  calculate the  discounted  purchase price at 98% of the five-day  average and test for the 5% rule.  The actual price will be the higher or the two amounts for that purchase date.

d.   Effective  as of April  10,  2001,  on page 6 of the  Prospectus,  the plan purchase price section is amended in its entirety to read as follows:

     The plan  purchase  price is  calculated  in the same manner  whether  Home
     Properties  issues new shares or the shares are bought by the agent in open trading.  The plan purchase  price is the average of the daily high and low trading prices of Home Properties'  common stock for the five business days just before the purchase  date.  You are not charged a fee for either newly issued shares or for open market purchases."

e.   Effective as of April 10, 2001, on page 3 of the  Prospectus in the section listed "Plan Features," the initial  investment for individuals who are not a Home Properties'  registered  shareholder,  community  resident,  limited partner or employee is amended to be $1,000 instead of "at least $2,000."

f.   On page 6 of the Prospectus, the last sentence of the section entitled "The
     Source of Plan  Shares" is deleted to  reflect  the  possibility  that Home
     Properties  may shortly elect to purchase  stock in the open market for the plan.  That  sentence  formerly read as follows:  We  anticipate  that Home
     Properties will issue shares directly from our authorized, unissued shares.

g.   On page 12 of the  Prospectus,  the  section  entitled  "Governing  Law" is amended to reflect that Maryland is the governing law.

h.   On page 12 of the Prospectus,  the information  regarding the Legal Opinion is amended to reflect that Nixon, Hargrave, Devans & Doyle, LLP has changed its name to Nixon Peabody LLP. The paragraph reads as follows:

     Legal Opinion
     Nixon Peabody LLP,  Rochester,  New York has passed upon the validity of the common stock being offered under this plan prospectus.

i.   One page 13 of the Prospectus,  the  information  regarding the Independent
     Public  Accountants is amended to reflect that Coopers & Lybrand L.L.P. has changed its name to  PricewaterhouseCoopers,  LLP, to update the references and to  reflect  the firm's  expertise  in  accounting  and  auditing.  The paragraph reads as follows:

     The consolidated  financial statements as of December 31, 1999 and 1998 and for  each  of the  three  years  in the  period  ended  December  31,  1999 incorporated  by  reference  in this  prospectus  have been so  included in reliance on the report of PricewaterhouseCoopers LLP, independent accounts, given on the authority of said firm as experts in auditing and accounting.

j.   On page 13 of the  Prospectus,  the documents  incorporated by reference is amended to read as follows:

     Annual Report on Form 10-K for the year ended December 31, 1999.

     Quarterly Reports on Form 10-Q for the quarters ending March 31, 2000, June
     30, 2000 and September 30, 2000.

     Current  Reports on Form 8-K and Form 8-K/A,  April 5, 2000,  May 22, 2000,
     June 9, 2000,  June 12, 2000, June 30, 2000,  August 31, 2000,  October 26,
     20000,  December 1, 2000,  December 5, 2000, December 22, 2000, January 10,
     2001 and January 16, 2001.

     Home Properties Proxy Statement dated March 30, 2000.

k.   On the back cover of the  Prospectus,  the  information  regarding the Plan
     Agent is amended to  reflect  that  ChaseMellon  Shareholder  Services  has changed its name to Mellon  Investor  Services.  The  information  reads as follows:

     Plan Agent:  Mellon Bank, N.A.
                  Mellon Investor Services
                  P.O. Box 3338
                  South Hackensack, New Jersey 07606-1938
                  Phone:  888-245-0458
                  E-mail:  www.mellon-investor.com

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
REGULATOR HAS APPROVE OR DISAPPROVED  OF THESE  SECURITIES OR DETERMINED IF THIS
PROSPECTUS,  DATED JULY 20,  1998 AS AMENDED BY THIS  SUPPLEMENT  IS TRUTHFUL OR
COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               This Prospectus Supplement is dated March 14, 2001.

                        HOME PROPERTIES OF NEW YORK, INC.
                            DIVIDEND REINVESTMENT AND
                           DIRECT STOCK PURCHASE PLAN

                             [LOGO]  HOME PROPERTIES

6,050,000 Shares of Common Stock
Prospectus - July 20, 1998

                                 PLAN HIGHLIGHTS

  *  Purchase Home Properties common stock at a discount
  *  Increase ownership through monthly optional cash purchases
  *  Automatically reinvest quarterly dividends and/or partnership distributions
  *  Transfer shares and move your money electronically
  *  Own stock without receiving certificates

Home Properties is a publicly traded company with a large amount of information available. Our shares are traded on the New York Stock Exchange under the ticker symbol HME. The closing price of the common stock on July 6, 1998 was $25.9375 per share. Investment in Home Properties common stock involves certain risks including those described on pages 11-12.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              Plan Service Fees

   Enrollment Fee for New Investors                     No Charge
   Purchase of Shares
     Direct Issue from Home Properties                  No Charge
     Open Market Purchase Fee                           $0.04 per share
   Sale of Shares

     Open Market Sale Fee                               $0.04 per share
   Reinvestment of Dividends                            No Charge
   Optional Cash Purchase                               No Charge
   Gift or Transfer of Shares                           No Charge
   Safekeeping of Stock Certificates                    No Charge
   Certificate Issuance                                 No Charge
   Duplicate Statements
     Current Year                                       No Charge
     Prior Year(s)                                      No Charge
   Returned Checks or Rejected Auto Withdrawals   $20.00 per item

   The agent charges the applicable fee to your plan account.

                               TABLE OF CONTENTS
   Information About Home Properties                    1
   Purpose of the Plan                                  2
   Home Properties' and the Agent's Responsibilites     2
   Dividends Paid by Home Properties                    2
   Plan Features/Benefits to You                        3
   Details About the Plan                               4
   Miscellaneous Information                            10
   Income Tax Information                               10
   Risk Factors                                         11
   Governing Law                                        12
   Legal Opinion                                        12
   Independent Public Accountants                       13
   Compliance Information                               13

                        INFORMATION ABOUT HOME PROPERTIES

    Home Properties is a real estate investment trust (REIT) that owns, manages, acquires, and develops apartment communities in the Northeast, Midwest and
Mid-Atlantic United States. Our communities are predominantly suburban, garden-style apartments with brick exteriors, which appeal to a broad range of middle income and senior residents.

Headquartered in Rochester, New York, Home Properties and its predecessors have operated multifamily properties since 1967. Our strategy is to acquire apartment communities at prices significantly below new construction costs and then improve and manage these communities for long term growth. We refer to this strategy as "repositioning". We also generate fee income through the development, rehabilitation and management of apartment communities supported by various forms of government assistance. Home Properties' expertise in both market rate and government-assisted housing strengthens our market position and enhances our future opportunities.

Our mission is to provide investors with dependable, above average returns and to be the first choice of renters in our chosen markets. We serve our residents with integrity and respect while providing value and service that is intended to exceed expectations. Home Properties provides employees with a secure environment that fosters freedom for growth, creativity and the achievement of excellence.

For information or copies of our Annual Report to Shareholders, Proxy Statement,
and 10-Q or 10-K Reports, as well as other documents incorporated by reference in this prospectus, please visit our Internet address, www.homeproperties.com, or contact:

                                 Home Properties
                          Investor Relations Department
                               850 Clinton Square
                            Rochester, New York 14604
                                  (716)546-4900

 HME
Listed
 NYSE
The New York Stock Exchange

   You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. Home Properties has authorized no one to provide you with different information. Home Properties is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

In this prospectus, "Home Properties" means Home Properties of New York, Inc., a Maryland corporation.

                               PURPOSE OF THE PLAN

The Home Properties Dividend Reinvestment and Direct Stock Purchase Plan was
established to promote long-term ownership in Home Properties and is designed to give our shareholders, residents, employees, limited partners and others a simple, convenient, and economical way to purchase Home Properties common stock.
The plan is also designed to enable Home Properties to efficiently raise capital to fund our continued growth through the direct sale of newly issued shares.

In 1998, we revised the plan to provide new features, amend existing features, and to clarify it. If you have previously participated in the plan, you may participate in its amended version without any further action on your part.

Please read this booklet carefully before you invest. Once you begin participating in the plan, store this booklet with your investment records relating to the plan. If you require an additional plan prospectus, enrollment form, or further assistance, simply contact us or the plan's agent.

HOME PROPERTIES' AND THE AGENT'S RESPONSIBILITIES

The agent is designated by Home Properties to administer the plan and act as administrator for the participants. The agent purchases and holds shares of stock for plan participants, keeps records, mails statements, and performs other duties required by the plan.

Neither Home Properties nor the agent is liable for any act, or for any failure to act, as long as we make good faith efforts to carry out the terms of the plan as described in this prospectus and on the forms that accompany each investment or activity. This release from liability does not apply to violation of federal securities laws.

Neither Home Properties nor the agent promises a profit or protects against a loss on the common stock purchased under the plan.

DIVIDENDS PAID BY HOME PROPERTIES

Home Properties normally pays dividends four (4) times a year, in February, May,
August and November. Record dates on which you must be a shareholder are approximately eight business days prior to the dividend payment dates. Dividends are declared by the Board of Directors.

PLAN FEATURES

Purchase Home Properties common stock by completing an Enrollment Form and send a check, money order, or wire transfer; or arrange for the agent to automatically withdraw from your bank account.

If you are not a Home Properties registered shareholder, community resident, limited partner or employee, you must invest at least $2,000 initially. If you own Home Properties shares in an account with a stock broker, request the broker to enroll you, request a certificate for your shares or move those shares electronically into the plan.

Make optional cash purchases once each month for a minimum of $50 up to a maximum $5,000. You purchase shares at 97% of the plan purchase price. You may make larger optional cash purchases with the prior approval of Home Properties.

Automatically reinvest all or some of your quarterly dividends or limited partnership distributions into Home Properties common stock. The shares you purchase with reinvested dividends/distributions are at 97% of the plan purchase price.

Purchase both full and fractional shares, and receive dividends on full and fractional shares.

Receive a statement detailing your account activity each time you invest.

Deposit your Home Properties stock certificates in the plan for safekeeping at no cost.

Authorize the agent to sell your plan shares for a nominal fee without requesting a specific sale date or price. If you prefer to decide the time and price of the sale, you may withdraw your shares in certificate form or move your shares electronically to your own brokerage account.

                                 BENEFITS TO YOU

You purchase shares at a discount directly from Home Properties without a broker, even if you are not a current shareholder. The Enrollment Form is designed to guide you in setting up your plan account.

You begin with a relatively small amount invested, which may help you diversify your financial assets. In addition, you can move shares from your brokerage account into your plan account, or the reverse, at any time without fees.

You conveniently add to your investment over time.

Your investment continues to build until you decide to stop. Then, your dividends are mailed to you or deposited directly in your bank account.

You enjoy the full reinvestment of your dividends.

You monitor your investment and make new transactions efficiently by using the detachable form at the bottom of your plan statement.

You eliminate worry over lost or stolen certificates. Gifting or transferring your stock is easier.

You have flexibility and control over your sale when using the plan's electronic feature and your personal investment advisor.

        Please see additional details on the following pages.

DETAILS ABOUT THE PLAN

WHO MAY PARTICIPATE

All U.S. citizens are eligible to join the plan, whether or not they are currently Home Properties shareholders.

Foreign citizens are eligible to participate as long as their participation does not violate any laws in their home countries.

HOW TO ENROLL

Join the plan at any time by completing an Enrollment Form and returning it to the agent in the courtesy envelope.

If you are a Home Properties shareholder of record, a Home Properties community resident, a Home Properties limited partner or a Home Properties employee, complete and return the Enrollment Form to the agent to reinvest dividends or to purchase shares with optional cash payments. If you own shares in a brokerage account, request the broker to enroll you, request a certificate for your shares or move shares electronically into the plan and complete and return the
Enrollment Form. Be sure to select one of the following investment options when enrolling.

INVESTMENT OPTIONS

FULL DIVIDEND REINVESTMENT

If you select full dividend reinvestment, all dividends payable on your registered shares or your plan shares acquired through optional cash purchases, will purchase additional shares of common stock at 97% of the plan purchase price. Your reinvested dividends will purchase whole and fractional shares, computed to three decimal places, on the dividend payment date.

PARTIAL DIVIDEND REINVESTMENT

If you select partial dividend reinvestment, the portion of dividends payable on your registered shares or your plan shares acquired through optional cash purchases that you specify will purchase additional shares of common stock at
97% of the plan purchase price. Your reinvested dividends will purchase whole and fractional shares, computed to three decimal places, on the dividend payment date.

OPTIONAL CASH PURCHASE ONLY

If you select optional cash purchase only, you may purchase shares once a month for 97% of the plan purchase price by investing a minimum of $50 up to a maximum of $5,000. You will purchase whole and fractional shares, computed to three decimal places. You will not receive interest on optional cash amounts held pending a purchase. Your dividends will be paid directly to you or deposited into your bank account.

IMPORTANT: According to Internal Revenue Service regulations regarding discounts on optional cash purchases in the plan, the actual discount you receive on shares purchased may not exceed 5% of the one-day New York Stock Exchange trading average on the optional cash purchase date. The agent for the plan will calculate the discounted purchase price at 97% of the five-day average and test for the 5% rule. The actual price will be the higher of the two amounts for that purchase date.

WAIVER PURCHASE

OPTIONAL CASH PURCHASE IN EXCESS OF $5,000

Home Properties considers monthly requests for optional cash purchases greater than $5,000 on a case-by-case basis and approves requests based on various corporate factors and market conditions. Waiver purchases may be denied by Home
Properties for any reason and require a signed Waiver Purchase Form from you stating:

*   you are not purchasing the shares to engage in arbitrage activities
*   you will not sell Home Properties common stock or cause it to be sold during the plan's five day pricing period
*   you are not engaging in underwriting activities as defined under applicable law

Waiver purchases greater than $5,000 may receive a discount between 0% and 3%
from the plan purchase price. Home Properties reserves the right to review and adjust the waiver discount each month.

Waiver purchases greater than $25,000 are also subject to a discretionary
"Threshold Price" that may be set each month by Home Properties. The discounted purchase price must meet or exceed the Threshold Price for the purchase date. If the Threshold Price is not met, waiver payments are returned to you in full without interest. The Threshold Price only applies to optional cash purchases greater than $25,000.

If you select optional cash purchase and want to purchase more than $5,000 worth of our stock:

        1.  Contact the Investor Relations Department of Home
            Properties at 716-546-4900 with your request
            Ask for that month's Threshold Price and Waiver
            Purchase Form.
        2.  If approved, complete the Waiver Purchase Form that
            we supply and return it to us before the pricing period
            begins.
        3.  Send your optional cash payment to the agent before
            the pricing period begins.

HOW TO MAKE AN OPTIONAL CASH PAYMENT OR AN AUTOMATIC  OPTIONAL CASH PAYMENT FROM
YOUR BANK ACCOUNT

Make an optional cash payment by sending a check, money order, or wire transfer to the agent or authorize the agent to automatically withdraw from your bank account. Do not send cash to the agent. If you pay by check or money order, please use the transaction stub located on the bottom of your plan statement, make your check or money order payable to the agent and mail to the agent's address. Always write our New York Stock Exchange symbol, HME, on your check, money order or wire.

To authorize an automatic optional cash payment from your bank account, complete section five of the Enrollment Form or contact the agent for additional information or assistance. Funds will be withdrawn from your bank account on the first business day of the month. If this date falls on a bank holiday or weekend, funds will be withdrawn on the next business day. Please allow 4-6 weeks for withdrawals from your bank account to begin. You must notify the agent in writing to change or terminate automatic withdrawals from your bank account.

THE SOURCE OF PLAN SHARES

Home Properties common stock purchased in the plan is either issued directly by
Home Properties from our authorized, unissued shares or purchased by the agent on the New York Stock Exchange in open trading. Home Properties designates the source of the shares but cannot change the source more than once every three months and only if required by law or other valid reason. We anticipate that
Home Properties will issue shares directly from our authorized, unissued shares.

THE PLAN PURCHASE PRICE

The plan purchase price is calculated differently depending upon whether Home
Properties issues new shares or the shares are bought by the agent in open trading.

NEWLY ISSUED SHARES - the price of shares purchased directly from Home
Properties is the average of the daily high and low trading prices of Home
Properties common stock reported on the New York Stock Exchange for the five business days just before the purchase date. You are not charged a fee for newly issued shares.

OPEN MARKET PURCHASES - the price of shares purchased in open market trading is the weighted average price for all shares purchased by the agent for the plan on the purchase date. You are charged a fee for open market purchases.

THE PURCHASE DATE AND THE PRICING PERIOD

 *   The purchase date for optional cash payments is the tenth day of each month
     (or the next business day if the tenth is a weekend day or bank holiday).

 *   The purchase date for the reinvestment of dividends is the declared quarterly dividend payment date.

 *   The period when we calculate the plan purchase price for each purchase date is the five business days just before, and not including, the purchase date.

PAYMENT DUE DATE FOR OPTIONAL CASH PURCHASES

Your optional cash purchase payment must be received by the agent before the five day pricing period begins. You do not earn any interest on your payment, and you bear the risk associated with price changes in Home Properties common stock during the pricing period.

TRACKING YOUR INVESTMENT IN THE PLAN

If you participate in dividend reinvestment, the agent mails you a quarterly statement showing all transaction details for your account including year-to-date and other information. The agent sends supplemental statements or notices when you make an initial or optional cash purchase or a deposit, transfer, sale or withdrawal of shares. If you do not participate in dividend reinvestment, you receive a statement or notice confirming any transaction you make. An annual statement of your holdings is sent even if there was no activity during the year in your account.

Please notify the agent in writing if the address on your account changes.

Remember to save your account statements, along with this prospectus and other pertinent tax information related to Home Properties Dividend Reinvestment and
Direct Stock Purchase Plan, to establish the cost basis of your common stock purchased in the plan.

OPTIONAL CASH PURCHASE DELAY NOTIFICATION

Home Properties notifies you of an optional cash purchase delay if the maximum number of shares available for this plan under our registration statement with the Securities and Exchange Commission (SEC) needs to be increased. If you are notified, then you may elect to have the agent hold your money until additional shares for the plan are available or you may have the agent return your money without interest. If your money is held, the plan purchase price is recalculated and you will receive the lower of the original or deferred purchase price, less the discount.

SAFEKEEPING YOUR STOCK CERTIFICATES

Home Properties shares you purchase in the plan are maintained in your plan account for safekeeping in book-entry form. You do not receive a certificate for those shares unless you request one in writing. You do receive a monthly or quarterly statement detailing the status of your holdings.

Any Home Properties shareholder may use the plan's safekeeping service for Home
Properties stock certificates. Safekeeping is beneficial since you do not bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With safekeeping, you retain the option to receive cash dividends or reinvest your dividends.

To deposit Home Properties shares in the plan's safekeeping service, send the stock certificates to the agent by registered mail with written instructions to deposit them in safekeeping. Do not endorse or assign your certificates.

OBTAINING STOCK CERTIFICATES

You can withdraw shares in certificate form from your plan account without charge by writing to the agent. The agent issues certificates in the name registered on the account, unless you instruct the agent to issue them in another person's name or deliver a stock power to the agent with your instructions. In order for certificates to be issued to another person, the signature on the stock power must be guaranteed by a financial institution. This ensures that the individual signing a stock certificate or stock power is in fact the registered owner named on the stock certificate or stock power. Contact your bank or broker for more information regarding this guarantee.

The agent issues certificates for whole shares only. The agent mails a check for the value of the fractional shares to you or your designate within two to three weeks, or you may arrange for the agent to deposit your money directly into your bank account.

SELLING SHARES IN YOUR PLAN ACCOUNT

You can sell any number of shares held in your plan account by writing to the agent. The agent sells shares weekly. The sales price for the shares the agent sells for you is the price received in open trading by the agent. You receive the proceeds of the sale less a small fee per share, and any required tax withholdings.

CLOSING YOUR PLAN ACCOUNT

You may stop participating in the plan at any time by notifying the agent in writing or by completing and returning the transaction stub of your most recent plan account statement.

To stop automatic optional cash payments that are withdrawn from your bank account, contact the agent at least one week before the last business day of the month.

When you close your account, you may receive:

     * certificates for full shares in your account and cash for remaining fractional shares

     * certificates for any portion of full shares and cash for remaining full and fractional shares

     * cash for all full and fractional shares

      Please note that all sale proceeds are less a service fee.

CHANGES/TERMINATION OF THE PLAN

Home Properties reserves the right to amend or discontinue the plan at any time.
The agent will send you written notice of any significant changes to the plan.

If we discontinue the plan, the agent returns any unused optional cash payments in your account, issues a certificate for whole shares in your account, and pays you cash for any fractional shares in your account.

SUSPENSION/TERMINATION OF YOUR PARTICIPATION

Home Properties also reserves the right to deny, suspend or terminate your participation in the plan if, in our sole discretion, you use the plan in a manner inconsistent with its intended purpose, such as excessive activity through multiple accounts. If we exercise this right, the agent notifies you in writing and continues to safekeep your shares but does not accept optional cash payments from you or reinvest your dividends. The agent can issue a certificate to you or transfer your shares electronically only upon your written request.

MISCELLANEOUS INFORMATION

VOTING OF SHARES

For each shareholder meeting, you receive proxy materials and a proxy card representing shares you own in certificate form and/or for whole and fractional shares owned in your plan account. The proxy allows you to indicate how you want your shares to be voted. Your shares are voted only as you indicate. However, you must sign your proxy card or your shares will not be voted. You may wait to vote or revote your shares in person at the shareholder meeting.

HANDLING OF STOCK SPLITS, STOCK DIVIDENDS AND OTHER DISTRIBUTIONS

If Home Properties declares a stock split or stock dividend, the agent credits your plan account with the appropriate number of shares on the payment date.

In the event of a stock subscription or other offering of rights to shareholders, you are entitled to these rights based on the number of shares in your account on the record date for these transactions.

INCOME TAX INFORMATION

RELATING TO DIVIDENDS AND TRADING FEES

A portion of your dividends, whether or not they are reinvested, are considered taxable income in the year you receive them, and a portion of your dividends are considered return of capital. You receive an annual statement from the agent indicating the amount of dividends reported as taxable dividend income to the
IRS on Form 1099.

The amount of the discount on any additional shares you purchase in the plan through a purchase price discount is reported to the IRS as taxable income.
Consequently, your initial tax basis for those shares is the full purchase price before the discount. This information is also reported on your annual Form 1099.

RELATING TO TRANSFER OF SHARES

You do not realize a gain or loss for U.S. federal income tax purposes when you transfer shares into the plan or when you withdraw whole shares from the plan.
You realize a gain or loss when you sell shares held in the plan, including cash received for fractional shares. You are required to report this gain or loss on your federal income tax return.

WITHHOLDING TAXES

If you are a non-resident alien or a non-U.S. corporation, partnership, or other entity, you are subject to a withholding tax on dividends earned on your plan shares. The agent withholds the required amount determined according to U.S.
Treasury regulations. This withholding amount is reflected in your plan account.

RISK FACTORS

ACQUISITION OF APARTMENT COMMUNITIES

DEBT FINANCING

Home Properties is subject to the customary risks associated with debt financing, including the potential inability to refinance existing mortgage indebtedness when it becomes due. The Board of Directors has adopted a policy of limiting our Company's indebtedness to approximately 50% of our market capitalization, although Home Properties' organizational documents contain no limitation on debt percentages. If the Board of Directors changes its position, we could increase our debt level.

General Real Estate Conditions

Home Properties' investment in real estate involves certain risks including general economic and local real estate conditions; other conditions that might affect operating expenses at our apartment communities, such as severe weather;
the timely completion of renovation activities at our apartment communities, within anticipated budgets; the illiquid nature of real estate assets; and
compliance with federal and state laws governing our properties.

OTHER RISK FACTORS

FAILURE TO QUALIFY AS A REIT

We cannot assure that Home Properties will remain qualified as a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended. If
Home Properties is disqualified as a REIT, Home Properties would not be allowed a deduction for distributions to shareholders in computing our taxable income and we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. The result may be a reduction in dividends to shareholders in the disqualified taxable year, and potentially for four taxable years following the disqualification.

To continue to be taxed as a REIT, no more than fifty percent (50%) in value of the outstanding Home Properties common stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last six months of our taxable year. Home Properties limits ownership by any single stockholder to 8% of the outstanding common shares in an effort to prevent this restriction from being violated.

PROPERTY MANAGEMENT'S CONFLICTS OF INTEREST

Our executive officers own the majority of their interest in Home Properties through our UPREIT structure. This may create a conflict of interest between the officers and stockholders with respect to business decisions affecting Home
Properties, and conflicts of interest as they relate to contracts and sales of properties managed by Home Properties. Please contact the Investor Relations department at our company headquarters for information on the UPREIT structure.

Governing Law

New York State law governs the terms and conditions of the plan, the Enrollment
Form, the account statements, and other documents relating to the plan.

Legal Opinion

Nixon, Hargrave, Devans & Doyle LLP, Rochester, New York has passed upon the validity of the common stock being offered under this plan prospectus.

INDEPENDENT PUBLIC ACCOUNTANTS

The audited financial statements and schedule incorporated by reference in this
Prospectus to the extent and for the periods indicated in their report have been audited by Coopers & Lybrand L.L.P., independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

COMPLIANCE INFORMATION

We must comply with the Securities and Exchange Act of 1934. Accordingly, we
file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information we file at the SEC's public reference rooms, including its public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. You can
request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 800-SEC-0330 for further information on its public reference rooms. You may also access our SEC filings at the SEC's
Internet address (http://www.sec.gov), or Home Properties' Internet address
(http://www.homeproperties.com).

This prospectus is part of a registration statement that we filed with the SEC to register the shares offered under the plan. It does not repeat important information that you can find in our registration statement, reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference", which means that we can disclose important information to you by referring you to other documents which are legally considered to be a part of this prospectus, and any later information filed with the SEC which updates and supersedes this information. The documents that we are incorporating by reference are:

            Annual Report on Form 10-K for the year ended 12/31/97.

            Quarterly Report on Form 10-Q for the quarter ended 3/31/98.

            Current Reports on Form 8-K, as amended, filed on 1/12/98, 2/20/98,
            3/24/98, 3/26/98, 5/22/98 and 6/2/98.

            Home Properties Proxy Statement dated March 27, 1998.

The description of the common stock set forth in Home Properties' Registration
Statement on Form 8-A, dated June 8, 1994 and the information incorporated by reference set forth in the Registration Statement on Form S-11 (No. 33-78862),
as amended, or a prospectus subsequently filed under the heading "Description of
Capital Stock."

All documents filed by Home Properties under Sections 13(a), 13(c), 14, and
15(d) of the Exchange Act of 1934 after the date of this Prospectus and prior to termination of this offering.

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                                 HOME PROPERTIES

                            Dividend Reinvestment and
                           Direct Stock Purchase Plan

            Plan Agent:     American Stock Transfer & Trust Company
                                   40 Wall Street

                              New York, New York 10005
                                    800-278-4353

            NYSE Ticker Symbol:   HME

            Company Internet                 www.homeproperties.com
            Address:

            Dates to Remember:

            Dividends Paid and Reinvested    Quarterly in February,
                                              May, August and November

            Optional Cash Purchase Date       The tenth day of each
                                               calendar month

            Optional                         Cash Payment Date Prior to the
                                              five day pricing period
                                              immediately preceding each
                                              optional cash purchase date

             Automatic Bank Account          The first day of each
                Withdrawal                    calendar month

            Optional Cash Purchase Date      The tenth day of each
                                              calendar month

            Optional                         Cash Payment Date Prior to the
                                              five day pricing period
                                              immediately preceding each
                                              optional cash purchase date

             Automatic Bank Account          The first day of each
                Withdrawal                    calendar month